Exhibit 99.1

Q2 2022

Nights and Experiences Booked In Q2 2022, Nights and Experiences Booked remained strong, showing strong growth over pre-pandemic levels, driven by North America, EMEA and Latin America.	103.7M
25% Y/Y 24% Y/3Y

Gross Booking Value (GBV) Strong growth in Nights and Experiences Booked combined with continued higher Average Daily Rates (“ADR”) drove $17 billion of GBV in Q2 2022.	$17.0B
27% Y/Y 34% Y/Y (ex-FX) 73% Y/3Y

Revenue Revenue of $2.1 billion increased 73% from Q2 2019, and 58% from Q2 2021—demonstrating the continued strong demand.	$2.1B
58% Y/Y 64% Y/Y (ex-FX) 73% Y/3Y

Net Income (Loss) Most profitable Q2 ever with $379 million of net income—nearly a $700 million improvement from Q2 2019.	$379M
$(68)M Q2 2021 $(297)M Q2 2019

Adjusted EBITDA* Our Q2 Adjusted EBITDA demonstrated the continued strength of the business and discipline in managing our cost structure.	$711M
$764M (ex-FX) $217M Q2 2021 $(43)M Q2 2019

Free Cash Flow (“FCF”)* We generated $800 million of net cash provided by operating activities in Q2 and $2.9 billion of trailing twelve months (“TTM”) Free Cash Flow.	$795M
Free Cash Flow

* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Q2 2022 Shareholder Letter

Our Q2 results demonstrate that Airbnb has achieved growth and profitability at scale.

From a growth perspective, we exceeded 103 million Nights and Experiences Booked, our largest quarterly number ever. We generated $2.1 billion in revenue, growing 58% year-over-year (or 64% excluding foreign exchange). Our revenue and GBV are 73% larger than in Q2 2019. Since the beginning of the pandemic, Airbnb has significantly outperformed the rest of the travel industry.

From a profitability perspective, we had our most profitable Q2 ever with net income of $379 million—a nearly $700 million improvement from Q2 2019. We generated $795 million of FCF in the quarter—a nearly $1.1 billion improvement from the $(263) million FCF from the depths of the pandemic two years ago. More importantly, over the last twelve months, we’ve generated $2.9 billion in FCF, bringing our total cash balance to nearly $10 billion.

What explains this massive transformation in our business?

First, our business model is adaptable. We have nearly every type of space in nearly every location, so however travel changes, we are able to adapt. And regardless of the economic environment, our guests come to Airbnb because they can find great value, and our Hosts can earn extra income.

Second, we’ve relentlessly innovated while also staying focused and disciplined. During the height of the pandemic, we made many difficult choices to reduce our spending, making us a leaner and more focused company. We’ve kept this discipline ever since, allowing our hiring and investment plans to remain unchanged since the beginning of the year. Airbnb is well positioned for whatever lies ahead.

In fact, we’re so confident in our long-term growth and profitability that today we are announcing a $2 billion share repurchase program.

Q2 2022 Financial Results

Here is a snapshot of our Q2 2022 results:

•

Q2 revenue of $2.1 billion grew 58% year over year. It also significantly exceeded Q2 2019 revenue by 73%. The strong revenue growth was driven by the combination of growth in Nights and Experiences Booked, and continued strength in ADR.

•

Q2 net income of $379 million was our most profitable second quarter. Net income improved by $676 million compared to Q2 2019 primarily due to our revenue growth and expense discipline. In Q2 2022, we delivered a net profit margin of 18%, up from (5)% in Q2 2021 and (25)% in 2019, and $1.2 billion of net income in the last twelve months.

•

Q2 Adjusted EBITDA of $711 million was more than triple Q2 2021. Adjusted EBITDA in Q2 2022 was a significant improvement from a loss in Q2 2019. Adjusted EBITDA margin was 34% for Q2 2022, up from 16% in Q2 2021 and (4)% in Q2 2019. This substantial improvement in Adjusted EBITDA demonstrates the continued strength of our business and discipline in managing our cost structure.[1]

1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

•

Q2 Free Cash Flow of $795 million was our highest Q2 ever. Q2 2022 net cash provided by operating activities was $800 million, up from $152 million in Q2 2019. The increase in cash flow was driven by revenue growth and margin expansion, as well as seasonal bookings growth driving increased unearned fees. Our TTM FCF was $2.9 billion, representing a TTM FCF margin of 39%.[2]

Business Highlights

Our strong performance in Q2 2022 was driven by a number of positive business trends:

•

Guest demand on Airbnb is as high as ever. Q2 2022 Nights and Experiences Booked of 103.7 million marked our highest quarterly number ever, up 24% compared to Q2 2019, despite macroeconomic uncertainties.

•

Guests continue to return to cities and cross borders. Gross nights booked to high-density urban areas in Q2 2022 accelerated from Q1 2022, and once again exceeded pre-pandemic levels. We also saw gross nights booked for cross-border travel not only surpass pre-pandemic levels, but double compared to Q2 2021, demonstrating the tremendous recovery compared to last year.

•

Guests continue to stay longer on Airbnb. In Q2 2022, long-term stays of 28 days or more remained our fastest-growing category by trip length compared to 2019. Long-term stays increased nearly 25% from a year ago and by almost 90% from Q2 2019.

•

Guest demand is driving growth of our Host community. Active listings for non-urban destinations were up nearly 50% compared to Q2 2019, driven by continued demand for non-urban nights. And as demand returns to cities, we are also seeing growth in total urban supply. Overall, Nights and Experiences Booked grew 24% from Q2 2019 while active listings grew 23% in the same period, demonstrating how supply growth continues to meet demand.

2 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Airbnb 2022 Summer Release Results

Airbnb Categories

On May 11, we introduced a new way to search designed around Airbnb Categories. Since launch, listings in Airbnb Categories have been viewed over 180 million times, and we’ve seen guests explore homes further apart in distance and search across longer date ranges than before. Overall, since our 2022 Summer Release, we have seen the highest daily number of visitors in Airbnb’s history as our innovations inspire guests to consider new destinations.

Airbnb Categories introduced a new way to search, enabling guests to discover new and unique homes they might otherwise miss.

AirCover

Last year, we introduced AirCover for Hosts. Since then, we have received overwhelmingly positive feedback. For Hosts with an AirCover reimbursement request, the net promoter score has increased nearly 70 pts. AirCover for Hosts was so successful that on May 11, we introduced AirCover for guests, which protects them in the case where a Host cancels or the listing is not as described. Since launch, the net promoter score for guests that had an issue with their stay has already improved, and in the rare instance where a Host cancels, AirCover for guests has led to 10% more rebookings.

AirCover is free, comprehensive protection that gives guests the confidence of knowing that if something goes wrong, we have their backs.

Hosting since 2019 Ricardo happily welcomes guests to his double decker Camper Bus in Leiria, Portugal—just one of the many OMG! Listings on Airbnb.

After finding a rusty bus abandoned on a road, Ricardo and his family transformed it into a one-of-a-kind Airbnb that garners rave reviews.

Everything in his Camper Bus, which opened in 2019, is handcrafted by Ricardo’s family. Ricardo, his brother-in-law, and his dad replaced the roof and interior entirely by hand. His mother sewed the curtains. His sister made the bedding, soaps, and candles. Ricardo calls it a family business.

Hosting has helped Ricardo’s family, especially during the pandemic when his employer shut its doors for months. When travel reopened but the company was still shut, their only income was their Airbnb listing. “Hosting really helped us get through those difficult times,” Ricardo said. The income from hosting has helped his family, including his retired parents and his daughter, with paying off a loan and the expenses on their farm.

As a Host on Airbnb, Ricardo and his family aim to deliver an extraordinary guest experience. Guests receive a bus ticket with their arrival dates. In the morning, Ricardo’s sister bakes homemade bread delivered in a basket. The olive oil in the kitchen was harvested from their garden and pressed at a local factory. “The little details are what takes the experience from being something special to being something magical,” Ricardo said.

The family speaks limited English, so they made QR codes to guide their guests to the nearest stores, pharmacy, or wherever they may need to go. Even their trees have QR codes so guests can learn more about their garden.

The Camper Bus sits on a popular route between Lisbon and Porto, which is frequented by both domestic and international travelers. Most of his guests before the pandemic were international travelers, but that flipped during COVID. With cross border travel resuming, he sees a rebound of international guests.

At the end of their stay, Ricardo’s guests receive a handcrafted refrigerator magnet with the Camper Bus logo. The kids go “wow” when receiving the gift, Ricardo said. “I think this is something that those kids will treasure as memories forever.” It’s exactly what Ricardo and his family hope to impart as Hosts.

Q2 2022 Business and Financial Performance

Q2 2022 103.7M	$17.0B

Nights & Experiences Booked	Gross Booking Value

25% Y/Y	27% Y/Y
24% Y/3Y	34% Y/Y (ex-FX)
73% Y/3Y

During Q2 2022, we had our highest number of quarterly Nights and Experiences Booked of 103.7 million, representing a significant increase from a year ago (25% Y/Y) as well as significant growth above pre-pandemic Q2 2019 levels (24% Y/3Y). We saw strong demand early in Q2 that exceeded our expectations as guests in Europe and North America booked earlier than they have historically. Lead times lengthened by 7% during the quarter compared to Q2 2019.

Guests also booked earlier in Q2 2022 as compared to Q2 2021 when guest demand ramped during the quarter. Given this earlier booking, growth rates (compared to last year) decelerated in May and June. Since the end of Q2, we’ve seen the growth in nights booked compared to last year re-accelerate from June to July as we enter peak travel season.

The combination of the increase in Nights and Experiences Booked, combined with continued strength in ADR, drove another quarter of significant GBV. In Q2 2022, GBV was $17.0 billion, representing a year-over-year increase of 27% (34% ex-FX) and an increase of 73% compared to Q2 2019 (77% ex-FX).

As a result of the strengthening U.S. dollar in Q2 2022, especially in comparison to the Euro and the British Pound, metrics such as revenue and GBV, excluding the effects of foreign currency fluctuations, are significantly higher than amounts reported in our financial statements.

Geographic mix

The trends in our recovery continue to vary by region due to a variety of factors. In Q2 2022, we saw strength in all regions relative to the same period in 2021. Meanwhile, global cancellation rates in Q2 2022 remained slightly higher than 2019 levels, but below 2021 and 2020 levels. Q2 2022 regional highlights include:

•	North America remained strong with Nights and Experiences Booked in Q2 increasing 37% above the level achieved in the same quarter of 2019, primarily driven by the U.S.

•

In EMEA, Nights and Experiences Booked were once again above pre-pandemic Q2 2019 levels. Despite the continued war in Ukraine, Nights and Experiences Booked experienced sequential growth, up by 11% compared to Q1 2022 and 26% compared to Q2 2019.

•

In Latin America, Nights and Experiences Booked were 42% higher than Q2 2021 and 64% higher than Q2 2019, with continued resilience in certain countries, such as Brazil and Mexico, where both domestic and inbound cross-border travel continued to strengthen.

•

In Asia Pacific, Nights and Experiences Booked remained depressed compared to Q2 2019 as the region has historically been more reliant on cross-border travel than other regions. However, for the past four quarters, we have seen continued sequential recovery in the region, with 19% growth in Q2 2022 compared to a year ago.

•

During the quarter, we shared our decision to close the domestic business in China and instead focus on the outbound China business. We made this difficult decision based on the costly and complex challenges of operating in the country, exacerbated by the severe COVID lockdowns. All mainland Chinese listings were taken down in July. We continue to expect Asia Pacific, including outbound travel from China, to represent a significant growth opportunity for Airbnb over the long term.

•	Excluding Asia Pacific, global Nights and Experiences Booked exceeded 2019 levels by nearly 35% in Q2 2022.

Travel corridors and distance

While domestic and short-distance travel continued to be more popular than in 2019, we saw even further improvement in both longer-distance and cross-border travel during Q2 2022 compared to the prior quarter. Gross nights booked for cross-border travel exceeded 2019 levels in Q2 2022, up from 56% of 2019 levels in Q2 2021. As the impact of the pandemic recedes but macro conditions persist, we expect a continued, albeit choppy, recovery of cross-border travel to be a further tailwind to future results.

Urban vs. non-urban

As seen in prior quarters, growth for gross nights booked was strongest in non-urban areas during Q2 2022 compared to Q2 2019. At the same time, we are now seeing strong signs of travelers returning to cities (historically one of the strongest areas of our business). Gross nights booked to high-density urban areas represented 47% of our gross nights booked in Q2 2022, even exceeding pre-pandemic (Q2 2019) levels.

Trip length

In Q2 2022, long-term stays of 28 days or more remained our fastest-growing category by trip length compared to 2019 as the way people travel and live continues to change. Long-term stays accounted for 19% of gross nights booked in Q2 2022, up from 13% in Q2 2019 and flat with Q2 2021. The percentage of long-term nights varies depending on short-term nights and the number of short-term nights booked in Q2 2022 was our highest ever (with over 100 million). Overall, 45% of gross nights booked were from stays of at least seven nights in Q2 2022.

Average daily rates

ADR averaged $164 in Q2 2022, representing a 40% increase compared to the same period in 2019, and a 1% increase from Q2 2021 (or 7% ex-FX). The year-over-year increase from Q2 2021 was entirely driven by price appreciation, which more than offset some negative impact from mix as urban destinations and other bookings that tend to have lower ADR rebounded, as well as the impact of foreign exchange. On an FX neutral basis, Q2 2022 ADR was up across all major regions year-over-year.

Supply

We ended Q2 2022 with our highest supply ever. Growth in our supply was again strongest in non-urban areas, where guest demand was highest. And as demand returns to cities, we are also seeing a return to growth in total urban supply. Consistent with where we’ve generally seen bookings recover, we’ve seen the most active listings growth in Q2 2022 compared to Q2 2019 in Latin America, followed by North America and EMEA.

In July 2022, all mainland Chinese listings were taken down based on our decision to exit the domestic China business and today, we still have over 6 million active listings.

Q2 2022
$2.1B	$379M	$711M
Revenue	Net Income	Adjusted EBITDA
58% Y/Y		$764M (ex-FX)
64% Y/Y (ex-FX)
73% Y/3Y
$800M	$795M
Net Cash Provided by	Free Cash Flow
Operating Activities

In Q2 2022, revenue was $2.1 billion, our strongest second quarter ever, representing a year-over-year increase of 58% (or 64% ex-FX). The increase in revenue was driven by the solid growth in Nights and Experiences Booked, combined with a higher ADR. As a result of the strengthening U.S. dollar in Q2 2022, especially in comparison to the Euro, metrics such as revenue and GBV, excluding the effects of foreign currency fluctuations, are significantly higher than amounts reported in our financial statements.

During Q2 2022, the implied take rate (defined as revenue divided by GBV) was 12.4%, which was consistent with Q2 2019. In the first half of 2021, the impact of COVID and the introduction and spread of new variants, including the Delta variant, affected overall travel behavior, including how often and when guests book and cancel. As a result, the Q2 year-over-year comparison for take rate is not relevant.

Seasonal trends in our GBV and revenue impact the implied take rate. We historically achieve our highest GBV in the first and second quarters of the year with comparatively lower check-ins. In contrast, we historically have the highest revenue in the third quarter, our strongest seasonal quarter for check-ins. While we have seen COVID distort the historical patterns of seasonality in 2020 and to a lesser extent, the first half of 2021 as a result of travel restrictions and changing travel preferences relating to the pandemic, we are seeing pre-pandemic patterns of seasonality return in 2022.

Operating expenses in Q2 2022 included the impact of $247 million of stock-based compensation expense, which is excluded from Adjusted EBITDA. All recurring operating expense line-items (excluding the impact of stock-based compensation expense), increased more slowly year-over-year than revenue, allowing for considerable margin expansion.3 Restructuring charges in Q2 2022 included $89 million of impairment for operating lease assets and leasehold improvements related to office space that we deemed no longer necessary as a result of our recent Live and Work Anywhere policy, allowing employees to work remotely around the world. For the foreseeable future, we do not expect substantial restructuring charges. Our hiring plan to increase headcount is unchanged from the beginning of the year. We believe our Live and Work Anywhere policy is enabling us to recruit and retain the best people from around the world and further support our diversity and inclusion goals.

3 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Net income in Q2 2022 was $379 million compared with net losses of $68 million in Q2 2021 and $297 million in Q2 2019. In Q2 2022, we recorded $89 million of impairment related to office space. Despite this expense in Q2 2022, we still experienced significant positive change in Q2 2022 compared to both prior periods driven by substantially higher revenue. Relative to Q2 2019, net profit margin increased 43 percentage points (from negative 25% in Q2 2019 to positive 18% in Q2 2022). Relative to Q2 2021, net profit margin increased 23 percentage points (from negative 5% in Q2 2021 to positive 18% in Q2 2022).

Adjusted EBITDA for Q2 2022 was $711 million, a substantial improvement compared to Adjusted EBITDA in Q2 2021 of $217 million and Q2 2019 of $(43) million.4 Our Q2 2022 Adjusted EBITDA demonstrated the continued strength of our revenue recovery and the benefit of strong ADRs, coupled with our disciplined spending. Relative to Q2 2019, Adjusted EBITDA margins increased 38 percentage points (from negative 4% in Q2 2019 to positive 34% in Q2 2022). Relative to Q2 2021, Adjusted EBITDA margins increased 18 percentage points (from 16% in Q2 2021 to 34% in Q2 2022).

4 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Quarterly Revenue ($M)

Q2 2022 revenue of $2.1 billion grew nearly 60% year-over-year.

Quarterly Net Income (Loss) ($M)

Most profitable Q2 ever with $379 million of net income.

Quarterly Adjusted EBITDA ($M)

Q2 2022 Adjusted EBITDA of $711 million demonstrated the strength of the business and cost discipline.

Quarterly Net Cash Provided by (Used in) Operating Activities ($M)

Q2 cash provided by operating activities was $800 million.

Quarterly Free Cash Flow ($M)

We generated $795 million of Free Cash Flow and $2.9 billion of TTM Free Cash Flow.

Balance Sheet and Cash Flows

For the three months ended June 30, 2022, we reported $800 million of net cash provided by operating activities and $795 million of FCF.5 The year-over-year increase in FCF was driven by revenue growth and margin expansion, as well as bookings growth driving increased unearned fees.

Due to seasonality, Q2 2022 cash flow typically benefits from unearned fees that are generated by bookings in the quarter, but not recognized as revenue until future periods. Unearned fees totaled $2.0 billion at the end of Q2 2022, our highest ever, compared to $904 million at the end of Q4 2021 and $1.7 billion at the end of Q1 2022.

As of June 30, 2022, we had $9.9 billion of cash, cash equivalents, marketable securities, and restricted cash. We also had $7.5 billion of funds held on behalf of guests at the end of Q2 2022.

We’re announcing today that our Board of Directors has approved a share repurchase program with authorization to purchase up to $2 billion of our Class A common stock at management’s discretion. The repurchase program will be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions where relevant, and return of capital to shareholders, in that order. Our strong balance sheet and meaningful cash flow generation provides us the capital to do all three. The share repurchase program will enable us to offset dilution from our employee stock programs.

Share repurchases under our share repurchase program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase program does not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion.

Outlook

Nights and Experiences Booked and GBV

We are in the midst of our strongest peak travel season yet. On July 4th, we recorded our highest single day revenue ever, signaling the strong summer season ahead.

Seasonality in the first half of 2021 was abnormal due to the beginning of the travel rebound. We saw trends begin to normalize in the second half of 2021. As a result, we believe comparisons to 2019 are still relevant for Q2 2022, but we see Q3 2022 as an inflection point whereby year-over-year comparisons will regain relevance.

In Q3 2022, we expect Nights and Experienced Booked year-over-year growth to be stable with the year-over-year growth in Q2 2022. In Q3 2022, we anticipate slightly higher ADRs than we had in Q3 2021 resulting in a modest acceleration in GBV growth.

5 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Revenue and EBITDA

In Q3 2022, we anticipate the highest quarterly revenue in Airbnb history. We expect to deliver Q3 2022 revenue between $2.78 billion and $2.88 billion, representing year-over-year growth of between 24% and 29%, and a 69% to 75% increase relative to 2019. This revenue outlook includes a significant headwind from foreign exchange fluctuations relative to last year. We expect our revenue as a share of GBV to increase in Q3 2022 relative to Q2 2022, consistent with historical seasonality.

We remain focused on delivering strong profitability through improving variable unit costs, maintaining high marketing efficiency, and managing fixed expense growth. Similar to revenue, Adjusted EBITDA is strongest in Q3 due to the seasonality of our business. We expect Q3 2022 Adjusted EBITDA to be our strongest quarterly Adjusted EBITDA yet, up meaningfully on a nominal basis from last year’s high. We expect Q3 2022 Adjusted EBITDA margin to be at or slightly below last year’s all-time high margin of 49% primarily due to the timing of expenses.

We continue to forecast delivering Adjusted EBITDA margin expansion for the full-year 2022 relative to 2021.

Earnings Webcast

Airbnb will host an audio webcast to discuss its second quarter results at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, August 2, 2022. The link to the webcast will be made available on Airbnb’s Investor Relations website at https://investors.airbnb.com.

Interested parties can register for the call in advance by visiting https://conferencingportals.com/event/ UxGWzHKK. After registering, instructions will be shared on how to join the call.

Following the call, a replay of the webcast will be available on the Airbnb Investor Relations website. A telephonic replay will be also available for three weeks following the call at (800) 770-2030 using conference ID: 24053.

Investor Relations Contact

ir@airbnb.com

Press Contact

contact.press@airbnb.com

About Airbnb

Airbnb was born in 2007 when two Hosts welcomed three guests to their San Francisco home, and has since grown to over 4 million Hosts who have welcomed more than 1 billion guest arrivals in almost every country across the globe. Every day, Hosts offer unique stays and experiences that make it possible for guests to connect with communities in a more authentic way.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the third quarter of 2022 and full year 2022; the other expectations described under “Outlook” above; the Company’s expectations regarding the impact of the COVID-19 pandemic on its business, travel trends, and the travel industry; the Company’s expectations regarding travel trends, including those relating to international travel, and the travel industry generally; the Company’s expectations with respect to the demand for bookings; the Company’s expectations regarding the recovery of cross-border travel and travel demand in cities; the impact of the lifting of travel restrictions; the growth of supply listings in cities; the Company’s expectations regarding its financial performance, including its revenue, Adjusted EBITDA, Adjusted EBITDA margin, expenses and costs, including restructuring charges in the foreseeable future; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; opportunities for acceleration in nights booked; the Company’s expectations regarding ADR; seasonality, including the return of pre-pandemic patterns of seasonality in 2022, and the impact of seasonality on the Company’s business; the Company’s share repurchase program; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the effects of the COVID-19 pandemic on the Company’s business, including as a result of new strains or variants of the virus, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing Hosts and guests and add new Hosts and guests; any further and continued decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s Hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives, including measures to improve trust and safety; the Company’s operations in international markets; the Company’s substantial level of indebtedness; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance.

Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, and trailing twelve months (“TTM”) Free Cash Flow, and TTM Free Cash Flow Margin.

Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA also excludes certain items related to transactional tax matters, for which management believes it is probable that we may be held jointly liable with Hosts in certain jurisdictions.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•

Adjusted EBITDA does not reflect interest income (expense) and other income (expense), net, which include loss on extinguishment of debt and unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments, including the warrants issued in connection with a term loan agreement entered into in April 2020. We amended the anti-dilution feature in the warrant agreements in March 2021. The balance of the warrants of $1.3 billion was reclassified from liability to equity as the amended warrants met the requirements for equity classification and are no longer remeasured at each reporting period;

•

Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy as well as stock-settlement obligations, which represent employer and related taxes related to the IPO;

•

Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price;

•

Adjusted EBITDA does not reflect net changes to reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and

•	Adjusted EBITDA does not reflect restructuring charges, which include severance and other employee costs, lease impairments, and contract amendments and terminations.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results.

Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our Hosts and guests and amounts payable to our Hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue.

Quarterly Summary

	2019				2020				2021				2022
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2

Nights and Experiences Booked	81.3M	83.9M	85.9M	75.8M	57.1M	28.0M	61.8M	46.3M	64.4M	83.1M	79.7M	73.4M	102.1M	103.7M

Y/Y					(30)%	(67)%	(28)%	(39)%	13%	197%	29%	59%	59%	25%

Y/2019									(21)%	(1)%	(7)%	(3)%	26%	24%

Gross Booking Value	$10.0B	$9.8B	$9.7B	$8.5B	$6.8B	$3.2B	$8.0B	$5.9B	$10.3B	$13.4B	$11.9B	$11.3B	$17.2B	$17.0B

Y/Y					(32)%	(67)%	(17)%	(31)%	52%	320%	48%	91%	67%	27%

Y/2019									3%	37%	23%	32%	73%	73%

Gross Booking Value per Night and Experience Booked (or ADR)	$122.36	$117.14	$112.39	$112.63	$118.45	$114.18	$129.95	$127.56	$159.82	$161.45	$149.15	$153.61	$168.07	$163.74

Y/Y					(3)%	(3)%	16%	13%	35%	41%	15%	20%	5%	1%

Y/2019									31%	38%	33%	36%	37%	40%

Quarterly Summary Continued

	2019				2020				2021				2022
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2

Revenue	$839M	$1,214M	$1,646M	$1,107M	$842M	$335M	$1,342M	$859M	$887M	$1,335M	$2,237M	$1,532M	$1,509M	$2,104M

Y/Y	31%	34%	30%	32%	0%	(72)%	(18)%	(22)%	5%	299%	67%	78%	70%	58%

FX Neutral Y/Y					2%	(72)%	(19)%	(22)%	3%	284%	64%	79%	74%	64%

Y/2019									6%	10%	36%	38%	80%	73%

Net income (loss)	$(292)M	$(297)M	$267M	$(352)M	$(341)M	$(576)M	$219M	$(3.9)B	$(1.2)B	$(68)M	$834M	$55M	$(19)M	$379M

Adjusted EBITDA	$(248)M	$(43)M	$314M	$(276)M	$(334)M	$(397)M	$501M	$(21)M	$(59)M	$217M	$1,101M	$333M	$229M	$711M

Net cash provided by (used in) operating activities	$314M	$152M	$(42)M	$(191)M	$(563)M	$(257)M	$338M	$(259)M	$606M	$790M	$535M	$382M	$1,202M	$800M

Free Cash Flow	$277M	$121M	$(74)M	$(217)M	$(579)M	$(263)M	$331M	$(267)M	$599M	$782M	$529M	$378M	$1,196M	$795M

TTM Net cash provided by (used in) operating activities				$233M	$(644)M	$(1,053)M	$(672)M	$(741)M	$429M	$1,475M	$1,672M	$2,313M	$2,908M	$2,919M

TTM Free Cash Flow				$107M	$(748)M	$(1,132)M	$(728)M	$(778)M	$399M	$1,444M	$1,643M	$2,287M	$2,885M	$2,897M

				2019				2020				2021		2022
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30

Cash and other liquid assets (1)	$3,480M	$3,407M	$3,350M	$3,084M	$2,501M	$4,186M	$4,570M	$6,447M	$6,608M	$7,459M	$7,935M	$8,337M	$9,337M	$9,910M

Funds receivable and amounts held on behalf of customers	$3,800M	$4,432M	$2,919M	$3,145M	$2,688M	$3,326M	$2,354M	$2,181M	$4,015M	$6,302M	$3,940M	$3,715M	$6,105M	$7,466M

Unearned fees	$966M	$1,050M	$665M	$675M	$658M	$694M	$460M	$408M	$946M	$1,484M	$892M	$904M	$1,748M	$1,981M

1 Includes cash and cash equivalents, restricted cash, and marketable securities.

Condensed Consolidated Statements of Operations

Unaudited (in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2021	2022	2021	2022

Revenue	$1,335,196	$2,104,107	$2,222,132	$3,613,044

Costs and expenses:

Cost of revenue	294,427	390,107	548,942	752,730

Operations and support (1)	208,125	258,255	393,561	491,267

Product development (1)	349,734	375,050	712,795	737,977

Sales and marketing (1)	315,323	379,875	544,448	724,491

General and administrative (1)	218,303	243,254	408,065	453,827

Restructuring charges (1)	562	88,743	112,544	89,060

Total costs and expenses	1,386,474	1,735,284	2,720,355	3,249,352

Income (loss) from operations	(51,278)	368,823	(498,223)	363,692

Interest income	2,942	20,247	5,994	24,991

Interest expense	(6,520)	(7,483)	(428,431)	(13,247)

Other expense, net	(2,128)	1,524	(302,226)	(411)

Income (loss) before income taxes	(56,984)	383,111	(1,222,886)	375,025

Provision for income taxes	11,233	4,270	17,542	14,976

Net income (loss)	$(68,217)	$378,841	$(1,240,428)	$360,049

Net income (loss) per share attributable to Class A and Class B common stockholders:

Basic	$(0.11)	$0.59	$(2.05)	$0.57

Diluted	$(0.11)	$0.56	$(2.05)	$0.53

Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:

Basic	611,739	638,407	606,380	636,869

Diluted	611,739	683,536	606,380	684,148

(1) Includes stock-based compensation expense as follows (in thousands):
	Three Months Ended June 30		Six Months Ended June 30
	2021	2022	2021	2022

Operations and support	$14,236	$16,914	$25,648	$28,609

Product development	143,812	144,932	287,527	262,808

Sales and marketing	24,064	29,118	49,965	50,325

General and administrative	50,728	56,164	99,185	100,278

Restructuring charges	23	(23)	12	8

Stock-based compensation expense	$232,863	$247,105	$462,337	$442,028

Condensed Consolidated Balance Sheets

Unaudited (in thousands)

	December 31, 2021	June 30, 2022

Assets

Current assets:

Cash and cash equivalents	$6,067,438	$7,837,992

Marketable securities	2,255,038	2,057,487

Restricted cash	14,764	14,768

Funds receivable and amounts held on behalf of customers	3,715,471	7,465,510

Prepaids and other current assets	333,669	449,892

Total current assets	12,386,380	17,825,649

Property and equipment, net	156,585	118,056

Operating lease right-of-use assets	272,036	164,633

Intangible assets, net	52,308	42,426

Goodwill	652,602	649,418

Other assets, noncurrent	188,563	258,944

Total assets	$13,708,474	$19,059,126

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$118,361	$139,248

Operating lease liabilities, current	63,479	61,702

Accrued expenses and other current liabilities	1,558,243	1,639,842

Funds payable and amounts payable to customers	3,715,471	7,465,510

Unearned fees	903,728	1,980,863

Total current liabilities	6,359,282	11,287,165

Long-term debt	1,982,537	1,984,618

Operating lease liabilities, noncurrent	372,483	334,989

Other liabilities, noncurrent	218,459	207,329

Total liabilities	8,932,761	13,814,101

Stockholders’ equity:

Common stock	63	64

Additional paid-in capital	11,140,284	11,266,683

Accumulated other comprehensive loss	(6,893)	(24,030)

Accumulated deficit	(6,357,741)	(5,997,692)

Total stockholders’ equity	4,775,713	5,245,025

Total liabilities and stockholders’ equity	$13,708,474	$19,059,126

Condensed Consolidated Statements of Cash Flows

Unaudited (in thousands)

	Six Months Ended June 30

	2021[1]	2022

Cash flows from operating activities:

Net income (loss)	$(1,240,428)	$360,049

Adjustments to reconcile net income (loss) to cash provided by operating activities:

Depreciation and amortization	73,788	55,237

Bad debt expense	9,622	20,270

Stock-based compensation expense	462,337	442,028

(Gain) loss on investments, net	(10,847)	2,852

Change in fair value of warrant liability	291,987	-

Amortization of debt discount and debt issuance costs	6,362	2,081

Noncash interest expense, net	4,879	4,979

Foreign exchange (gain) loss	(16,974)	38,241

Impairment of long-lived assets	112,545	88,749

Loss from extinguishment of debt	377,248	-

Other, net	4,417	9,904

Changes in operating assets and liabilities, net of acquisitions:

Prepaids and other assets	(52,146)	(186,718)

Operating lease right-of-use assets	19,708	18,054

Accounts payable	18,109	23,266

Accrued expenses and other liabilities	281,607	71,237

Operating lease liabilities	(22,177)	(26,811)

Unearned fees	1,075,993	1,078,321

Net cash provided by operating activities	1,396,030	2,001,739

Cash flows from investing activities:

Purchases of property and equipment	(15,358)	(11,007)

Purchases of marketable securities	(2,807,829)	(2,078,797)

Sales of marketable securities	1,172,953	581,436

Maturities of marketable securities	803,464	1,682,246

Other investing activities, net	-	(2,847)

Net cash provided by (used in) investing activities	(846,770)	171,031

1 The condensed consolidated statements of cash flows for the six months ended June 30, 2021 has been revised to correct for errors identified by management during the preparation of the financial statements for the three months ended March 31, 2022. The errors understated cash flows from operating activities by $110 million and overstated the cash flows from financing activities by $118 million for the six months ended June 30, 2021, and the ending balance of cash, cash equivalents, and restricted cash, by $8 million for the period ended June 30, 2021. Management has determined that these errors did not result in the previously issued financial statements being materially misstated. These errors primarily related to the timing of tax payments from the net settlement of equity awards at the initial public offering in December 2020. In particular, in 2020, we reported $1.7 billion of cash used in financing activities to cover taxes paid related to the net share settlement of its equity awards that vested upon the initial public offering. However, approximately $123 million of this amount was actually remitted to taxing authorities in foreign jurisdictions in 2021, of which $116 million was remitted during the six months ended June 30, 2021. This had no impact on our condensed consolidated financial statements outside of the presentation in the condensed consolidated statements of cash flow and did not affect the condensed consolidated balance sheets, condensed consolidated statements of operations or condensed consolidated statements of stockholders’ equity.

Condensed Consolidated Statements of Cash Flows Continued

Unaudited (in thousands)

	Six Months Ended June 30

	2021[1]	2022

Cash flows from financing activities:

Taxes paid related to net share settlement of equity awards	$(138,924)	$(344,559)

Principal repayment of long-term debt	(1,995,000)	-

Prepayment penalty on long-term debt	(212,883)	-

Proceeds from issuance of convertible senior notes, net of issuance costs	1,979,166	-

Purchases of capped calls related to convertible senior notes	(100,200)	-

Proceeds from exercise of stock options	83,855	16,473

Proceeds from the issuance of common stock under employee stock purchase plan	25,464	20,330

Change in funds payable and amounts payable to customers	4,141,754	3,957,242

Net cash provided by financing activities	3,783,232	3,649,486

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(55,754)	(307,885)

Net increase in cash, cash equivalents, and restricted cash	4,276,738	5,514,371

Cash, cash equivalents, and restricted cash, beginning of period	7,668,252	9,727,289

Cash, cash equivalents, and restricted cash, end of period	$11,944,990	$15,241,660

1 The condensed consolidated statements of cash flows for the six months ended June 30, 2021 has been revised to correct for errors identified by management during the preparation of the financial statements for the three months ended March 31, 2022. The errors understated cash flows from operating activities by $110 million and overstated the cash flows from financing activities by $118 million for the six months ended June 30, 2021, and the ending balance of cash, cash equivalents, and restricted cash, by $8 million for the period ended June 30, 2021. Management has determined that these errors did not result in the previously issued financial statements being materially misstated. These errors primarily related to the timing of tax payments from the net settlement of equity awards at the initial public offering in December 2020. In particular, in 2020, we reported $1.7 billion of cash used in financing activities to cover taxes paid related to the net share settlement of its equity awards that vested upon the initial public offering. However, approximately $123 million of this amount was actually remitted to taxing authorities in foreign jurisdictions in 2021, of which $116 million was remitted during the six months ended June 30, 2021. This had no impact on our condensed consolidated financial statements outside of the presentation in the condensed consolidated statements of cash flow and did not affect the condensed consolidated balance sheets, condensed consolidated statements of operations or condensed consolidated statements of stockholders’ equity.

Key Business Metrics

(in millions)

	Three Months Ended June 30		Six Months Ended June 30

	2021	2022	2021	2022

Nights and Experiences Booked	83.1	103.7	147.5	205.8

Gross Booking Value	$13,421.4	$16,980.6	$23,711.1	$34,145.4

We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss).

Adjusted EBITDA Reconciliation

(in millions, except percentages)

	Three Months Ended
	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2020	Jun 30 2020	Sept 30 2020	Dec 31 2020	Mar 31 2021	Jun 30 2021	Sept 30 2021	Dec 31 2021	Mar 31 2022	Jun 30 2022

Revenue	$1,213.7	$1,645.7	$1,106.8	$841.8	$334.8	$1,342.3	$859.3	$886.9	$1,335.2	$2,237.5	$1,532.2	$1,508.9	$2,104.1

Net income (loss)	$(297.5)	$266.7	$(351.5)	$(340.6)	$(575.6)	$219.3	$(3,887.8)	$(1,172.2)	$(68.2)	$833.9	$54.5	$(18.8)	$378.8

Adjusted to exclude the following:

Provision for (benefit from) income taxes	225.5	14.6	9.4	(16.5)	(63.8)	87.7	(104.6)	6.3	11.2	16.6	17.7	10.7	4.3

Other (income) expense, net	(6.3)	(29.3)	28.2	46.8	12.8	56.2	831.4	300.1	2.1	(2.2)	4.7	1.9	(1.5)

Interest expense	2.5	2.5	3.2	(1.5)	49.2	59.8	64.2	421.9	6.5	6.7	2.5	5.8	7.5

Interest income	(24.4)	(22.0)	(17.2)	(13.7)	(5.8)	(4.3)	(3.3)	(3.1)	(2.9)	(3.0)	(3.7)	(4.7)	(20.3)

Depreciation and amortization	24.1	31.2	37.8	33.9	29.9	29.6	32.4	38.3	35.5	33.7	30.8	29.2	26.0

Stock-based compensation expense (1)	18.1	40.2	25.2	41.6	39.6	29.4	2,891.5	229.5	232.8	210.9	225.6	194.9	247.1

Stock-settlement obligations related to IPO	-	-	-	-	-	-	103.4	-	-	-	-	-	-

Acquisition-related impacts	-	-	-	-	-	-	37.2	8.0	(0.7)	3.1	0.8	11.4	(22.8)

Net changes in lodging tax reserves	15.4	9.7	(11.5)	(84.3)	2.2	0.9	0.7	0.6	0.5	2.0	(0.3)	(1.6)	3.3

Restructuring charges	-	-	-	-	114.2	22.8	14.4	112.0	0.6	(0.5)	0.8	0.3	88.8

Adjusted EBITDA	$(42.6)	$313.6	$(276.4)	$(334.3)	$(397.3)	$501.4	$(20.5)	$(58.6)	$217.4	$1,101.2	$333.4	$229.1	$711.2

Net income (loss) margin	(25%)	16%	(32)%	(40)%	(172)%	16%	(452)%	(132)%	(5)%	37%	4%	(1%)	18%

Adjusted EBITDA margin	(4)%	19%	(25)%	(40)%	(119)%	37%	(2)%	(7)%	16%	49%	22%	15%	34%

1 Excludes stock-based compensation related to restructuring, which is included in restructuring charges in the table above.

The following is a reconciliation of Free Cash Flow to the most comparable GAAP measure, net cash provided by (used in) operating activities.

Free Cash Flow Reconciliation

(in millions, except percentages)

	Three Months Ended
	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2020	Jun 30 2020	Sept 30 2020	Dec 31 2020	Mar 31 2021	Jun 30 2021	Sept 30 2021	Dec 31 2021	Mar 31 2022	Jun 30 2022

Revenue	$1,213.7	$1,645.7	$1,106.8	$841.8	$334.8	$1,342.3	$859.3	$886.9	$1,335.2	$2,237.5	$1,532.2	$1,508.9	$2,104.1

TTM Revenue	$4,158.4	$4,539.0	$4,805.2	$4,808.0	$3,929.1	$3,625.7	$3,378.2	$3,423.3	$4,423.7	$5,318.9	$5,991.8	$6,613.8	$7,382.7

Net cash provided by (used in) operating activities	$151.7	$(42.2)	$(190.7)	$(562.9)	$(256.9)	$338.3	$(259.2)	$606.4	$789.6	$534.8	$381.9	$1,202.0	$799.7

Purchases of property and equipment	(30.6)	(31.8)	(26.1)	(15.7)	(6.2)	(7.6)	(7.8)	(7.7)	(7.6)	(5.6)	(4.4)	(6.0)	(5.0)

Free Cash Flow	$121.1	$(74.0)	$(216.8)	$(578.6)	$(263.1)	$330.7	$(267.0)	$598.7	$782.0	$529.2	$377.6	$1,196.0	$794.7

Net cash provided by (used in) operating activities margin	12%	(3)%	(17)%	(67)%	(77)%	25%	(30)%	68%	59%	24%	25%	80%	38%

Free Cash Flow margin	10%	(4)%	(20)%	(69)%	(79)%	25%	(31)%	67%	59%	24%	25%	79%	38%

TTM Net cash provided by (used in) operating activities				$(644.1)	$(1,052.7)	$(672.2)	$(740.7)	$428.6	$1,475.1	$1,671.6	$2,312.7	$2,908.3	$2,918.4

TTM Free Cash Flow				$(748.3)	$(1,132.5)	$(727.8)	$(778.0)	$399.3	$1,444.4	$1,642.9	$2,287.4	$2,884.7	$2,897.4

TTM Net cash provided by (used in) operating activities margin				(13.0)%	(27)%	(19)%	(22)%	13%	33%	31%	39%	44%	40%

TTM Free Cash Flow margin				(16.0)%	(29.0)%	(20.0)%	(23.0)%	12.0%	33.0%	31.0%	38.0%	44.0%	39.0%

Other cash flow components:

Net cash provided by (used in) investing activities	$(109.6)	$17.9	$(297.1)	$2.3	$(581.1)	$(237.3)	$895.7	$(1,172.3)	$325.5	$(175.7)	$(329.5)	$(197.0)	$368.0

Net cash provided by (used in) financing activities	$624.9	$(1,424.9)	$164.7	$(346.1)	$2,543.8	$(1,032.6)	$1,886.6	$1,455.5	$2,327.7	$(2,327.5)	$(147.6)	$2,203.5	$1,446.0

The following is a reconciliation of operating expense line items less stock-based compensation and acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements.

Reconciliation of Non-GAAP Operating Expenses

(in thousands)

	Three Months Ended June 30		Six Months Ended June 30

	2021	2022	2021	2022

Operations and support	$208,125	$258,255	$393,561	$491,267

Less: Stock-based compensation	(14,236)	(16,914)	(25,648)	(28,609)

Operations and support excluding stock-based compensation	$193,889	$241,341	$367,913	$462,658

Product development	$349,734	$375,050	$712,795	$737,977

Less: Stock-based compensation	(143,812)	(144,932)	(287,527)	(262,808)

Product development excluding stock-based compensation	$205,922	$230,118	$425,268	$475,169

Sales and marketing	$315,323	$379,875	$544,448	$724,491

Less: Stock-based compensation	(24,064)	(29,118)	(49,965)	(50,325)

Less: Acquisition-related impacts	741	22,800	(7,248)	11,400

Sales and marketing excluding stock-based compensation and acquisition-related impacts	$292,000	$373,557	$487,235	$685,566

General and administrative	$218,303	$243,254	$408,065	$453,827

Less: Stock-based compensation	(50,728)	(56,164)	(99,185)	(100,278)

General and administrative excluding stock-based compensation	$167,575	$187,090	$308,880	$353,549

Restructuring charges	$562	$88,743	$112,544	$89,060

Less: Stock-based compensation	(23)	23	(12)	(8)

Restructuring charges excluding stock-based compensation	$539	$88,766	$112,532	$89,052

Glossary

Nights and Experiences Booked	Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period.

Gross Booking Value	Gross Booking Value (“GBV”) represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred in that period.

Revenue	Revenue consists of service fees, net of incentives and refunds, charged to our customers.

Adjusted EBITDA	Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

Adjusted EBITDA Margin	Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Free Cash Flow	Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment.

Free Cash Flow Margin	Free Cash Flow Margin is defined as Free Cash Flow divided by revenue.

Cover: Listings from Airbnb’s OMG! category